Title: Insider Trading Policy	Policy Owner: Global General Counsel
Date of Issue: February 5, 2025	Effective Date: February 5, 2025
Supersedes: Insider Trading Policy Dated: August 23, 2024

PURPOSE
At The Kraft Heinz Company (together with its subsidiaries, “Kraft Heinz” or the “Company”), We Do the Right Thing. The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with securities laws, protect Kraft Heinz’s reputation for integrity and ethical conduct, and provide guidance and expectations to Kraft Heinz directors, officers, and other employees with respect to transactions in the Company’s securities and securities of the Company’s business partners (as defined below). Failure to follow this Policy may result in termination of employment, as well as severe civil and criminal penalties.
YOU are responsible for knowing and following the laws and regulations that apply to your transactions in Kraft Heinz securities and other companies’ securities (including Kraft Heinz business partners). While the Policy is designed to reduce the risk of violation of insider trading laws, compliance with the Policy, including any trading preclearance, is not a guarantee against a finding of insider trading violations. In addition, if any securities transaction ever becomes subject of scrutiny, they are likely to be evaluated by regulatory authorities or others after the fact. Before engaging in any transaction, you should carefully consider how it may be viewed in the bright light of hindsight.
CONTACTS AND QUESTIONS
If you have any questions regarding this Policy or the applicability of any provisions to you or your activities, please contact Kraft Heinz’s Corporate Secretary’s Office.
GLOSSARY OF TERMS

Term	Location of Definition or Meaning
Blackout Insider	Section 4.1
business partner	Section 1.2
Controlled Entities	Section 1.1
Company	Cover page, under Purpose
Exchange Act	Section 5.3
Family Members	Section 1.1
Kraft Heinz	Cover page, under Purpose
Material nonpublic information	Section 2
Policy	Cover page, under Purpose
Preclearance Insider	Section 5.1
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Related Persons	Section 1.1
Rule 10b5-1 Trading Plan	Section 7
POLICY
1.WHO AND WHAT IS COVERED
1.1.Who is subject to this Policy?
All Kraft Heinz Board members, employees, consultants, and contractors worldwide, as well as any family members who reside with them, anyone else who resides with them, and any family members who do not live with them but whose transactions in Kraft Heinz securities are subject to their influence or control (such as parents or children who consult with them before they trade in Kraft Heinz securities) (collectively, “Family Members”), any entities (such as trusts or corporations) whose transactions in Kraft Heinz securities are controlled, managed or influenced by any of the foregoing persons or their Family Members (“Controlled Entities” and together with the Family Members, “Related Persons”).You are responsible for making sure that your Related Persons comply with this Policy.
This Policy continues to apply even after you cease to be a Board member, employee, consultant, or contractor of Kraft Heinz. If you are aware of material nonpublic information about Kraft Heinz or its business partners when your employment or service relationship terminates, you may not trade in Kraft Heinz securities or securities of Kraft Heinz business partners, as applicable, until that information becomes public or not material.
1.2.What transactions are covered by this Policy?
Except as specifically set forth in this Policy, all transactions, direct or indirect, in the Company’s securities, including common stock, preferred stock, warrants, options to purchase stock, performance share units (PSUs), restricted stock units (RSUs), notes, and any other equity or debt securities of the Company, as well as any puts, calls, swaps, convertible instruments, or other derivative securities, whether or not issued by the Company.
For purposes of this Policy, the term “transactions” or “trade” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities or an interest therein, including any gift, pledge, contribution to a trust, or loan of securities.
This Policy also applies to all transactions in the securities of other entities with which Kraft Heinz does business, such as customers, suppliers, vendors, and any entities with which Kraft Heinz may be negotiating a transaction (including an acquisition, investment, or sale of assets) (collectively, “business partners”) when you are aware of material nonpublic information about such business partner as a result of your employment or other relationship with Kraft Heinz. Information that is not material to the Company may nevertheless be material to those entities.
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2.MEANING OF MATERIAL NONPUBLIC INFORMATION
2.1.What is Material Information?
Information that a reasonable person would likely consider important in making a decision to buy, sell, or hold securities or that could reasonably be expected to affect the price of a security, whether positively or negatively.
It may include events that have already occurred as well as projections or forecasts. For future events, materiality is determined by considering both the probability that the event will occur and the magnitude of the effect the event would have if it occurred. Even if the possibility that an event will occur in the future is relatively small, if it would have a large effect on stock price, it may be material.
Information generally regarded as material includes (but is not limited to):
•financial results, including projections of future results or other guidance
•major proposed or pending transactions, business plans, or restructurings (including acquisitions, divestitures, investments, or facility openings or closures)
•significant project, product, or intellectual property developments or innovations
•product recalls
•changes in directors or senior management
•changes in dividends
•equity or debt offerings, repurchases, or redemptions
•gain or loss of significant suppliers or contracts
•developments in actual or threatened litigation, inquiries by a governmental or regulatory authority, or labor disputes
•actual or potential cybersecurity incidents or risks that could adversely impact Kraft Heinz or third-party providers that support the Company’s business operations
•interruptions or disruptions to production or the Company’s business
•major environmental incidents or risks
•events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements
2.2.What is Nonpublic Information?
Information that has not been disclosed broadly to the general public. The information must have been disseminated in a manner designed to reach investors generally, e.g., in a Company press release or official statement or filing with the U.S. Securities and Exchange Commission or by means of a Regulation FD-compliant webcast, and investors must be given sufficient time to fully absorb the information.
Examples of information that is not public include: Rumors, even if accurate, widespread, and reported in the media. Information disclosed to a few members of the public. Information only partially disclosed to the public.
As a general rule, information is considered nonpublic until the close of market following the completion of one (1) full trading day after it has been publicly released.
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If you are not sure whether the information is material or nonpublic, you should assume that the information is material nonpublic information or consult with the Corporate Secretary’s Office before trading.
3.RULES FOR EVERYONE
The following rules apply to everyone subject to this Policy.
3.1.Safeguard Material Nonpublic Information
You should maintain the confidentiality of material nonpublic information about Kraft Heinz, and its business partners in accordance with Company policies and until that information has been broadly disseminated to the public or is no longer material. You are responsible for making sure that your Related Persons maintain the confidentiality of material nonpublic information about Kraft Heinz and its business partners. Those with whom you have a history, pattern, or practice of sharing confidences, such as family, close friends, and financial and personal counselors, may be presumed to have acted on the basis of information that you know; therefore, special care should be taken not to disclose material nonpublic information to these people.
If you inadvertently disclose material nonpublic information about Kraft Heinz or its business partners to anyone inside or outside the Company except in accordance with Company policies, you should inform the Corporate Secretary’s Office immediately to enable the Company to take appropriate steps.
3.2.No Trading on Material Nonpublic Information
If you are aware of material nonpublic information about Kraft Heinz or its business partners as a result of your employment or other relationship with Kraft Heinz, you should not engage in any transaction in Kraft Heinz’s or such business partner’s securities.
In certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has material nonpublic information obtained in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.
3.3.No Tipping of Material Nonpublic Information
You should not disclose (or “tip”) material nonpublic information to any other person where such information may be used by the other person to trade in the securities of Kraft Heinz or its business partner.
Additionally, you should not make any recommendations or express any opinions as to trading in the Kraft Heinz’s or its business partner’s securities to any other person on the basis of material nonpublic information.
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If a person to whom you have passed material nonpublic information (or “tipped”) trades on the basis of that information, you may be subject to penalties for violation of securities laws even if you do not receive any money or derive any benefit from the trade.
3.4.No Speculative Transactions
Kraft Heinz considers it improper and inappropriate for you to engage in speculative transactions in Kraft Heinz securities that may create a conflict of interest, be perceived as undermining the alignment of your interests with those of other stockholders, or result in inadvertent violations of insider trading laws. Accordingly, you may not engage in any of the following transactions with respect to Kraft Heinz securities.
3.4.1No Short Sales
You may not engage in short sales of Kraft Heinz securities. A short sale is a sale of securities not owned by you or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short selling usually involves the borrowing of securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities.
3.4.2No Transactions in Derivative Securities
You may not engage in transactions involving Kraft Heinz-based derivative securities that create an actual or potential bet against Kraft Heinz (i.e., making money when the Kraft Heinz stock price goes down). Derivative securities include options, warrants, convertible securities, and stock appreciation or similar rights whose value is derived from the value of an equity security, such as Kraft Heinz common stock. This prohibition includes, but is not limited to, trading in Kraft Heinz-based put or call option contracts.
Holding and exercising stock options or other derivative securities granted under the Company’s equity compensation plans is not prohibited by this Policy.
3.4.3No Hedging
You may not engage in hedging or monetization transactions of Kraft Heinz securities, including any use of financial instruments such as prepaid variable forwards, equity swaps, collars, or exchange funds or other transactions designed to offset any decrease in the market value of Kraft Heinz securities.
3.4.4No Pledging or Purchasing Kraft Heinz Securities on Margin
You may not pledge or purchase Kraft Heinz securities on margin. Securities purchased on margin or pledged as collateral for a loan may be sold by the broker without your consent if you fail to meet a margin call or default on the loan, which may result in you unlawfully engaging in insider trading.
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3.4.5No Standing or Limit Orders in Excess of Three Trading Days
You may not place a standing or limit order with a broker or bank to buy or sell Kraft Heinz securities that has a duration longer than three (3) trading days, provided, however, that Preclearance Insiders (as defined below) may not place any standing or limit order and you must terminate any standing or limit order prior to the beginning of any blackout period or if you subsequently obtain material nonpublic information.
Trades made pursuant to a Rule 10b5-1 Trading Plan approved by the Corporate Secretary’s Office are not prohibited by this Policy.
4.ADDITIONAL RULES FOR BLACKOUT INSIDERS
The following rules apply only to Blackout Insiders.
4.1.Who is a Blackout Insider?
All of the following individuals, including their Related Persons:
•Kraft Heinz Board members
•officers designated by the Board as Section 16 reporting officers
•members of the Kraft Heinz Executive Leadership Team (“KHX”) and their administrative assistants
•all direct reports of the KHX and their administrative assistants
•members of the leadership teams of the geographic zones (or operating segments) and their administrative assistants
•members of the Company’s Disclosure Committee
•employees in salary bands B-7 and above
•any others notified via e-mail or other written notification by the Corporate Secretary’s Office.
4.2.No Trading During Blackout Periods
4.2.1Quarterly Blackout Period
Blackout Insiders may not trade Kraft Heinz securities during the period generally beginning before the market opens on the second (2nd) to last Friday of each quarter (typically about nine (9) days before the end of the quarter) and ending at the close of market following the completion of one (1) full trading day after Kraft Heinz publicly issues earnings.
For example: If Kraft Heinz issues its earnings release on Wednesday before Nasdaq opens for trading, you may begin trading as soon as the market closes on Wednesday. If Kraft Heinz issues its earnings release on Wednesday after Nasdaq closes for trading, you may begin trading as soon as the market closes on Thursday.
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The exact dates and times of each quarterly blackout period may be extended as determined by Kraft Heinz and communicated via e-mail or other written notification to Blackout Insiders.
4.2.2Special Blackout Periods
From time to time, Kraft Heinz may impose special blackout periods for certain individuals who are aware of, or involved in, certain projects (such as major corporate transactions, changes in senior management, or other potentially material events), upon e-mail or other written notification to those affected. If you are notified of such a restriction, you may not trade during the special blackout period. If you are subject to a special blackout period, or otherwise made aware of the existence of a special blackout period, you may not disclose the existence of such blackout period to any other person, even within the Company.
Even if you have not been notified that you are subject to a special blackout period, you are still prohibited from trading if you are aware of material nonpublic information.
5.ADDITIONAL RULES FOR PRECLEARANCE INSIDERS
The following rules apply only to Preclearance Insiders.
5.1.Who is a Preclearance Insider?
All of the following individuals, including their Related Persons:
•Kraft Heinz Board members*
•officers designated by the Board as Section 16 reporting officers*
•members of the KHX and their administrative assistants
•all direct reports of the KHX
•members of the leadership teams of the geographic zones (or operating segments)
•any others notified via e-mail or other written notification by the Corporate Secretary’s Office.
* If you cease to be a Board member or Section 16 reporting officer, you remain subject to the preclearance requirements for a period of six (6) months.
5.2.Preclearance of Trades Required
Preclearance Insiders may not, directly or indirectly, engage in any transaction in Kraft Heinz securities without first obtaining preclearance by the Corporate Secretary’s Office. Unless otherwise provided or revoked, clearance to trade will normally remain valid until the close of market three (3) trading days following the day on which it was granted. If the transaction does not occur during such period, preclearance of the transaction must be re-requested.
If preclearance is not given, you should not communicate about it with anyone. Preclearance to trade does not constitute investment advice, legal advice, or legal defense
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to insider trading violations. Any decision to trade remains yours. Regardless of preclearance, you should not trade if you have or subsequently acquire material nonpublic information.
5.3.Section 16 Requirements
All Kraft Heinz Board members and officers designated by the Board as Section 16 reporting officers (as notified by the Corporate Secretary’s Office) must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that Board members and Section 16 officers who purchase and sell Kraft Heinz securities within a six (6)-month period must disgorge all profits to Kraft Heinz whether or not they had knowledge of any material nonpublic information.
6.GENERAL EXCEPTIONS TO THIS POLICY
The trading restrictions under this Policy do not apply to the following transactions. For questions about whether a transaction falls within these exceptions, contact the Corporate Secretary’s Office.
•The exercise of stock options for cash (not including the sale of any shares acquired upon such exercise, including as part of a broker-assisted cashless exercise of stock options).
•Share withholding to satisfy tax obligations related to the vesting of an award made under any of the Company’s stock-based incentive plans (not including a market transaction or the sale of any such shares) or the vesting or settlement of such awards.
•Purchases or acquisitions through a dividend reinvestment plan (DRIP) or through automatic purchases in the Kraft Heinz Stock Fund (within the Company’s 401(k) plans), provided that no election to participate in a DRIP or Stock Fund may be executed during a blackout period or at a time when you are aware of material nonpublic information.
•Transactions conducted under a Rule 10b5-1 Plan approved by the Corporate Secretary’s Office and in accordance with the Kraft Heinz Rule 10b5-1 Stock Trading Plan Guidelines.
•Transactions in mutual funds or exchange-traded funds that are invested in Company Securities so long as (a) you do not control the investment decisions on individual stocks within the fund and (b) Kraft Heinz securities do not represent a substantial portion of the assets of the fund.
7.RULE 10B5-1 TRADING PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense against allegations of insider trading if trades take place pursuant to a written plan that meets certain specified conditions (a “Rule 10b5-1 Trading Plan”). The Company permits the KHX and Board members, as well as their Related Persons, to enter into a Rule 10b5-1 Trading Plan, provided
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the plan complies with the requirements set forth in Appendix A: Rule 10b5-1 Stock Trading Plan Guidelines.
8.PENALTIES FOR VIOLATING THIS POLICY
Violations of this Policy may lead to disciplinary action up to and including termination of your employment or other relationship with Kraft Heinz. Additionally, Kraft Heinz may alert appropriate authorities if required or if it decides, in its sole discretion, that it is appropriate. Violations of insider trading laws may subject individuals to civil and criminal penalties, including fines and imprisonment.
9.COMPANY TRANSACTIONS
From time to time, Kraft Heinz may engage in transactions in its securities. It is Kraft Heinz’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee of the Board, if required) when engaging in transactions in Kraft Heinz’s securities (subject to transactions under equity-based compensation plans being in accordance with terms of plans and award agreements).

10.SPEAK UP
If you become aware of any actual or potential violations of this Policy, or any other Kraft Heinz policy, please use the Ethics & Compliance reporting channels to report it immediately. Please remember that when you raise concerns or report wrongdoing in good faith, you are doing what’s right and Kraft Heinz will not tolerate any retaliation against you. If you think someone has retaliated against you or any other employee for raising a concern, let us know as soon as possible.
•Report online at KraftHeinzEthics.com
•Country specific reporting helpline numbers are also available at KraftHeinzEthics.com

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APPENDIX A: RULE 10b5-1 STOCK TRADING PLAN GUIDELINES

Members of the executive leadership team (KHX) and directors (including any of their Related Persons) (“eligible persons”) of The Kraft Heinz Company (the “Company”) may elect to trade in Company securities pursuant to a written plan or set of instructions to his or her stock broker (a “Rule 10b5-1 Trading Plan”) which complies with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) and which meets the other conditions set forth below. The Company reserves the right (but assumes no duty) to bar all trades in its securities, even pursuant to existing Rule 10b5-1 Trading Plans, in its discretion. Capitalized terms used in these guidelines without definitions have the meaning set forth in the Company’s Insider Trading Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. All Rule 10b5-1 Trading Plans must comply with Rule 10b5-1 and be approved by Company’s Corporate Secretary prior to the person adopting the Rule 10b5-1 Trading Plan. Rule 10b5-1 Trading Plans should be submitted to the Corporate Secretary for approval at least three business days prior to entry into the plan. The Corporate Secretary cautions eligible persons that no personal legal or financial advice is being provided regarding the draft plan or proposed trades. Each eligible person remains ultimately responsible for ensuring that their plan and contemplated transactions fully comply with applicable securities laws. It is recommended that eligible persons consult with their own attorneys, financial advisors, or other advisors about their draft plans. The person adopting the Rule 10b5-1 Trading Plan shall deliver the Rule 10b5-1 Trading Plan to Company’s Corporate Secretary that meets the following minimum conditions:
1.The Rule 10b5-1 Trading Plan is in writing and signed by the person adopting the Rule 10b5-1 Trading Plan.

2.The Rule 10b5-1 Trading Plan can be adopted only during an open trading window at a time when the adopter is (i) not aware of any material nonpublic information or (ii) not subject to a blackout period.

3.The Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the Rule 10b5-1 Trading Plan must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration. For directors and officers designated by the Board as Section 16 reporting officers (collectively, “Section 16 Persons”) and their Related Persons, the Rule 10b5-1 Trading Plan must include the following certifications from the person adopting the plan: (1) they are not aware of any material nonpublic information about the Company or the Company’s securities; and (2) they are adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

4.The Rule 10b5-1 Trading Plan must have a fixed duration of not less than six (6) months and no more than twenty-four (24) months.

5.The first trade made pursuant to the Rule 10b5-1 Trading Plan may take place as follows:

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•For Section 16 Persons (including their Related Persons), no earlier than the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•For all other eligible persons (including their Related Persons), 30 days after adoption of the Rule 10b5-1 Trading Plan.
6.Amendments of Rule 10b5-1 Trading Plans are strongly discouraged due to legal risks. Amendment of a Rule 10b5-1 Trading Plan can affect the validity of trades that have taken place under the plan prior to amendment.
Amendments:
•must be approved in advance and in writing by the Corporate Secretary;
•shall be permitted only during open trading windows when the individual is not in possession of any material nonpublic information; and
•in the case of an amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan (“material amendment”), will be treated as a termination of the current plan and creation of a new Rule 10b5-1 Trading Plan and will be subject to all requirements regarding establishment of new Rule 10b5-1 Trading Plans, including the applicable cooling-off period.
7.Terminations of Rule 10b5-1 Trading Plans (other than through a material amendment) are discouraged due to legal risks. If an eligible person wishes to terminate their Rule 10b5-1 Trading Plan, they must notify the Corporate Secretary in advance, and it is recommended that they terminate at a time when they are not aware of material nonpublic information and during an open trading window.
The Corporate Secretary may warn the individual that early termination could be used as evidence that their plan had been entered into in bad faith.

The Rule 10b5-1 Trading Plan may be terminated, but the adoption of a new Rule 10b5-1 Trading Plan will be subject to all requirements regarding establishment of new Rule 10b5-1 Trading Plans, including the applicable cooling-off period. The Corporate Secretary may deny approval of a new Rule 10b5-1 Trading Plan after the early termination of an existing plan if the eligible person has exhibited a pattern of early termination or has adopted a series of short-term plans.
8.The Rule 10b5-1 Trading Plan must be a non-discretionary plan in the form of a written, binding contract and shall specify objective criteria regarding (i) a fixed number of shares to be traded or a formula for the amount of stock to be traded, (ii) the dates or a range of dates on which the stock is to be traded, and (iii) the prices at which the stock is to be traded.
A person who has entered into a Rule 10b5-1 Trading Plan may only conduct trades of Company stock outside of the plan during the plan period if those trades have been precleared according to the Company’s preclearance procedures. It is strongly recommended that eligible persons refrain from any other Company securities transactions while the Rule 10b5-1 Trading Plan is in effect. No more than one Rule 10b5-1 Trading Plan can be effecting trades at a time
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(except eligible sell-to-cover taxes trading plans). Notwithstanding the foregoing, two separate Rule 10b5-1 Trading Plans can be in effect at the same time (but not trading at the same time) so long as: (a) the later-commencing plan does not begin trading until the completion of the cooling-off period (as described above) that would have applied if the later-commencing plan was adopted on the date all trades under the earlier-commencing plan are completed or expire without execution or the plan is otherwise terminated; and (b) the later-commencing plan meets all other conditions of Rule 10b5-1 and these guidelines.
•In accordance with Rule 10b5-1, hedging or corresponding transactions in Company stock are prohibited while a Rule 10b5-1 Trading Plan is in effect.
•Eligible persons must ensure they continue to meet or exceed any applicable stock ownership guidelines.
The Corporate Secretary may contact the eligible person’s broker to suspend active plans in the event of potential legal restrictions on trades, including a tender offer for Company stock and other SEC trading compliance issues. The Corporate Secretary will not disclose any material nonpublic information when notifying a broker of a suspension.

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